Faegre Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

Telephone: (215) 988-2700

February 14, 2025

The RBB Fund, Inc.

615 East Michigan Street

Milwaukee, WI 53202

Re:	Shares Registered by Post-Effective Amendment No. 339 to

Registration Statement on Form N-1A (File No. 033-20827)

Ladies and Gentlemen:

We have acted as counsel to The RBB Fund, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 339 (the “Amendment”) to the Company’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended. The Board of Directors of the Company has authorized the issuance and sale by the Company of the following classes and numbers of shares of common stock, $0.001 par value per share (collectively, the “Shares”), with respect to the Company’s F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF, F/m Yield Curve Steepening Strategy ETF, F/m Yield Curve Flattening Strategy ETF, F/m Rising Interest Rates Strategy ETF, and F/m Falling Interest Rates Strategy ETF:

PORTFOLIO	CLASS	AUTHORIZED SHARES
F/m Ultrashort Treasury Inflation-Protected Security (TIPS) ETF (RBIL)	DDDDDDDDD	100,000,000
F/m Yield Curve Steepening Strategy ETF (USTP)	EEEEEEEEE	100,000,000
F/m Yield Curve Flattening Strategy ETF (UFLT)	FFFFFFFFF	100,000,000
F/m Rising Interest Rates Strategy ETF (URIZ)	GGGGGGGGG	100,000,000
F/m Falling Interest Rates Strategy ETF (UFAL)	HHHHHHHHH	100,000,000

The Amendment seeks to register an indefinite number of the Shares.

We have reviewed the Company’s Articles of Incorporation, By-Laws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company’s Prospectuses offering the Shares and in accordance with the Company’s Articles of Incorporation for not less than $0.001 per share, will be legally issued, fully paid and non-assessable by the Company.

We consent to the filing of this opinion as an exhibit to the Amendment to the Company’s Registration Statement. We also consent to the use of our name and to the reference to our Firm under the caption “Counsel” and/or “Legal Counsel” in the Prospectus and Statement of Additional Information that are included in the Amendment. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP